EXHIBIT 10.66

PUBLISHER: Dot VN, Inc.	PUBLISHER TAX ID: [CONFIDENTIAL TREATMENT REQUESTED]
Start Date: The latter date of either Yahoo! Sarl or Publisher’s signature.	End Date: 36 months from the Start Date
This Agreement will automatically renew for additional 2 year periods unless either party gives notice of non- renewal at least 90 days before the expiration of the then current term.

Deployment of Services on Publisher’s Offerings:

Link = Search Box; Results = Paid Search Results, Web Search Results; Publisher’s Offering = the following Publisher websites (“Sites”): www.DotVN.com

 www.Dot.vn

www.vnwww.Info.vn en.www.info.vn

Vietnam’s native language internationalized domain names (“Vietnamese IDNs”)

All domain names ending in .vn managed or registered by Dot VN, Inc. Syndicated Sites.

Link = Ad Code; Results = Matched Ads; Publisher’s Offering = the Sites.

Implementation:

1.     As shown in Attachment A and as described in this SO and the other Attachments to the Agreement
2.     Minimum Above the Fold : Matched Ads - [2]; Paid Search Results - [2]
3.     Branding: Publisher will display the Marks as shown in Attachment A on the Publisher’s Offerings. Publisher will abide by the license terms in the Trademark License Attachment.
4.     Publisher will launch services within 10 business days of receiving the production feed from Yahoo!.

Compensation: Yahoo! will pay Publisher [CONFIDENTIAL TREATMENT REQUESTED]% of Gross Revenue. Adjustment: [CONFIDENTIAL TREATMENT REQUESTED]% of Gross Revenue.

Non-Disclosure Agreement (“NDA”) effective date: 15th March 2011
Notices will be delivered in accordance with Section 22 of the Terms and Conditions to: PUBLISHERYAHOO! SARL
Dot VN, Inc. 9449Balboa Avenue, Suite 114 San Diego, CA 92123 Fax: 858-571-8497 Attn: Louis Huynh	ZA la Pièce No 4, Route de l’Etraz, 1180 Rolle, Switzerland Fax: 44 20 7131 1775 Attn: Legal
YAHOO! INC. 3333 W. Empire Avenue, Burbank, CA 91504 Fax: 818-524-3001 Attn: General Counsel

Publisher and Yahoo! have caused their duly authorized representatives to execute this Agreement. Signed:

Dot VN, Inc.	YAHOO! SARL

By:	/s/ Lee Johnson	By:

Name:	Lee Johnson	Name:

Title:	President	Title:

Date:	4 / 8 / 11	Date:

YAHOO! INC.

By:

Name:

Title:

Date:	4 / 20 / 11

ATTACHMENT A - IMPLEMENTATION REQUIREMENTS

The following requirements apply to all Links and Results shown in the SO.  Any provisions concerning Links and Results not explicitly listed in the SO do not apply to Publisher.  The use of the term “Yahoo!” throughout this Agreement shall refer to Yahoo! Sarl.

1.	Requirements for all Links, Queries and Results	.	Publisher will not truncate the full titles,

.
Publisher will implement all Links and Results as shown in the mockups including, but not limited to, margins, text size, color, font, shading/background, spacing, blank areas, content categories, number of listings, section and placement on the page (top to bottom and left to right).  However, both Yahoo! and Publisher agree that the mockups may be subject to revision, redesign and/or upgrade from time to time provided both parties agree to such revision, redesign and/or upgrade in writing.

.
Publisher will display the labels and headings shown in the mockups (or any labels, headings or notices provided by Yahoo! or required by law), with a nearby prominent link to a webpage that explains in language approved by Yahoo! that certain Results are sponsored advertising and that informs users how they may become Advertisers.  Yahoo!

.	reserves the right to include links within the Results to further clarify the sponsored nature of the Results.

.
Publisher will display all Results on the next webpage displayed to a user after a Query, with no interstitial content, at the same time as it displays the other content on that webpage.  Publisher will not cache Results.  If Publisher submits a Query for a Publisher’s Offering to Yahoo!, then Publisher shall display all Results served by Yahoo! in response to such Query.

.	Publisher will display Results contiguously, in the order provided by Yahoo!, without any other content between the individual Results.

.
Publisher will not (a) redirect a user away from the Advertiser Landing Page after the user clicks on a Result, (b) provide a version of the Advertiser Landing Page different from the page the user would access by going directly to the Advertiser Landing Page, (c) intersperse any content between Results and any Advertiser Landing Page, or (d) minimize, remove or otherwise inhibit the full and complete display of any Advertiser Landing Page.

descriptions and/or URLs provided by Yahoo! and will not modify any part of the Results. Publisher will display Results in the language provided by Yahoo!.

.
Publisher will include the Links on each Publisher’s Offering as described in the Agreement.  Publisher will not request Results by any means except the Links and will not place Links on any website, software application or email except for the Publisher’s Offerings.  Publisher will use commercially reasonable efforts to enable all of its users to access and use the Links and Results and, except as prohibited under Section 18 (Abuse of Services) of the Terms and Conditions, to deliver all Queries to Yahoo! every time a user enters a search into the Search Box, uses a Hyperlink, or navigates to an Ad Page.

.
Starting from the beginning of the second calendar year after the Start Date, Publisher will not exceed Max Queries.  If Publisher exceeds Max Queries, Yahoo! may suspend or throttle services until Yahoo! believes the number of Queries will not exceed Max Queries. Yahoo! reserves the right to change the measurement period used for Max Queries in the event it reasonably determines that doing so will allow Yahoo! to better manage network capacity.

.	Publisher will implement any reasonable technical requirements requested by Yahoo!.

.
Yahoo! reserves the right (a) to require Publisher to stop using any keyword for any reason or no reason; and/or (b) for certain keywords, in Yahoo!’s sole discretion, to deliver no Results and provide a response that no Results are being delivered.

.	Publisher will conspicuously post a privacy policy that complies with all applicable laws, rules and regulations on each Publisher’s Offering.

2.	Additional Requirements for Matched Ads and/or Hyperlinks

1.
The parties will agree in writing on the pages within Publisher’s Offerings that will display Matched Ads and/or Hyperlinks (“Ad Pages”), using keywords determined by Yahoo!. Publisher will display Matched Ads and/or

	Hyperlinks to all users who navigate to the Ad Pages. Publisher will allow the Hyperlinks to send Yahoo! a Query each time that a user uses a Hyperlink. Yahoo! reserves the right to require Publisher to remove Matched Ads and/or Hyperlinks from any webpage.	4.
In order for Yahoo! to provide dynamic mapping of Matched Ads, Publisher acknowledges that Yahoo! will crawl the content within Publisher’s Offerings and will store and use limited information from Publisher’s Offerings, solely to the extent needed for the necessary matching technology to function.

2.	Publisher will display Matched Ads and/or Hyperlinks at the same time as it displays the other content on the Ad Page.	3.	Additional Requirements for Paid Search and/or Web Search

3.	Once a user arrives at an Ad Page, Publisher will not send Yahoo! additional Queries for Matched Ads until the user navigates to a new Ad Page or refreshes the Ad Page.	A.	Publisher will implement the Search Box on all pages within Publisher’s Offerings.

MOCKUPS

Link = Search Box; Results = Paid Search Results, Web Search Results

[1st Graphic of the web site www.info.vn showing placement of the above identified Yahoo! ads]

Link = Ad Code; Results = Matched Ads

[2nd Graphic of the web site www.info.vn showing placement of the above identified Yahoo! ads]

ATTACHMENT B — TERMS AND CONDITIONS

The parties agree to the following:

The parties’ agreement consists of the Service Order, all Attachments, Schedules, Exhibits (as applicable) and the NDA (“Agreement”).

(a)           License.  During the Term and subject to Publisher’s compliance with this Agreement, Yahoo! grants to Publisher  a limited, non- exclusive, non-assignable, non-transferable, non- sublicensable (unless explicitly provided for under this Agreement), royalty-free license to use and display the Links and the Results on Publisher’s Offerings, solely for purposes contemplated in this Agreement.  The above license includes the limited right to use and reproduce the software code and/or URLs that allow Publisher to create Links and receive Results.

(b)           Services.  Yahoo! will use commercially reasonable efforts to respond to Queries by delivering Results or a response that no Results are being delivered.  Yahoo! will determine the number of Results provided for each Query.

(c)           Publisher’s Offerings.  Publisher represents and warrants that the listed Publisher’s Offerings are all of Publisher’s websites, emails, software applications and domains that include services similar to those covered by this Agreement, as of the Start Date.  This Agreement applies to the top-level domains of any websites (including successor sites) that are included as Publisher’s Offerings and all webpages within those websites.

(d)           Future Offerings.  Publisher will promptly notify Yahoo! of any additional websites or domains owned or operated by Publisher, any software applications owned or licensed by Publisher for distribution to end-users, and any email campaigns Publisher engages in that include (or that Publisher anticipates will include) search functionality or paid listings.  If Yahoo! accepts the additional websites, applications and/or email campaigns, the parties will amend the Agreement to include such additional offerings.

(e)           Compensation.  “Adjusted Gross Revenue” means Gross Revenue minus the Adjustment.  “Gross Revenue” means the amount earned from Advertisers solely from the Paid Results shown on Publisher’s Offerings in each of the Territories.  Gross Revenue is calculated and payment is made to Publisher net of any taxes that are required to be collected, withheld or paid with respect to such earned amount (except taxes on net income) and net of credit card or other payment processing fees, bad debt and charge-

backs, commissions or discounts allowed or paid to advertising agencies, and refunds to Advertisers.

(f)           Payment.  Yahoo! or a Yahoo! Related Party will pay Publisher within 45 days after the end of the calendar month in which the relevant Results appeared on Publisher’s Offerings.  Payment will be made in US dollars.  If Advertisers pay in any other currency, Yahoo! will calculate payment using the average exchange rate as published by a nationally recognized source (e.g., Oanda).  If the Territory includes countries other than the United States, Publisher acknowledges that payment will only be made after Publisher fulfills Yahoo!’s invoicing requirements.  Yahoo! may offset payments by any amounts Publisher owes to Yahoo!, including previous overpayments.  In the event that Yahoo! refundsamounts to Advertisers in excess of its payment to Publisher, Publisher will pay Yahoo! for such amounts within 30 days of Yahoo!’s request.  Yahoo! may make payments only when Publisher’s balance exceeds US $250.00 (or until termination or expiration of this Agreement).  Except as specifically set forth in this Section 6, Yahoo! will retain all revenues derived from or in connection with its services.

(g)          Reports.  Publisher will receive a monthly report detailing the amount of the payment and will have access to  preliminary data on the performance of the Results on Publisher’s Offerings.

(h)          Exclusivity.  On all Publisher’s Offerings, Publisher will ensure that Yahoo! is the exclusive provider of (a) any services that are similar to the services provided under this Agreement, (b) all Algorithmic Listings, and (c) all search functionality.  In addition, on all Publisher’s Offerings, Publisher will not display or link to, or permit any third party to display or link to, any paid products or services from any Named Company other than those products or services that Yahoo! is providing to Publisher pursuant to this Agreement.  Notwithstanding the foregoing, an Affiliate (as defined in the Syndication Attachment) shall be entitled to use its own direct sales operations to provide search results on any of its owned or operated Syndicated Sites, provided that (i) Publisher and such Affiliate shall abide by all implementation requirements set forth in the SO and Attachment A of this Agreement, including minimum number and placements of Paid Results, and (ii) Publisher will ensure that any Paid Search Result is displayed in the most prominent position on any webpage as compared to the display of any

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results substantially similar to Paid Results provided by an Affiliate’s direct sales operations.  Publisher agrees that any violation or threatened violation of this Section 8 will cause Yahoo! irreparable harm for which there is no adequate remedy at law.  Publisher waives any requirement for a bond in connection with any claim for injunctive relief.

(i)           Ownership.  As between Yahoo! and Publisher, all right, title and interest in the Links, Results and Marks are exclusively owned by Yahoo!, its licensors and/or its Advertisers, and all right, title and interest in Publisher’s Offerings, the Publisher Content and the Publisher trademarks are exclusively owned by Publisher and/or its licensors.

(j)           No Implied Licenses.  Each party reserves any rights not expressly granted and disclaims all implied licenses, including implied licenses to trademarks and patents.

(k)           Responsibility for Publisher’s Offerings. Publisher is solely responsible for Publisher’s Offerings and the Publisher Content.  Publisher will provide at least 10 business days’ prior notification to Yahoo! of any material change in the content, design or architecture of Publisher’s Offerings that would change the target audience or affect the implementation or display of the Links or the Results.  If Publisher makes a material change as reasonably determined by Yahoo!, or if Yahoo! receives one or more complaints about Publisher or any Publisher’s Offering (including complaints about the traffic sent to Advertisers from or through (a) any Publisher’s Offering or (b) any feed provided to Publisher by Yahoo!), then Yahoo! may terminate this Agreement in whole or as to the specific Publisher’s Offering that was the subject of the change or complaint, subject to the notice, cure and suspension provisions in Section 19 below. However, such termination may be made immediately upon notice, without opportunity to cure, if any of the following factors relating to Publisher or any Publisher’s Offering is present: a threatened or initiated third party claim or proceeding against Publisher, Yahoo! or a Yahoo! Related Party; a governmental action or investigation; adverse publicity or media attention; or Yahoo!’s reasonable belief that Yahoo!, a Yahoo! Related Party or any Advertiser may incur liability.  In addition, termination under this Section 11 may be made without opportunity to cure if notice of termination under this Section 11 has been provided to Publisher twice before.

(l)           Information and Cooperation.  For each Query and each click on a Paid Result, Publisher will provide: (a) the user agent; (b) the full, unencrypted Internet Protocol address of the user; (c) the serveURL; (d) any anonymous user identification ascribed by Publisher, unique cookie or URL tag; and (e) any other data that Yahoo! requests in writing that is used in connection with the ad serving and quality systems. Publisher will provide this information at the time a Query is sent to Yahoo! and when a user clicks on a Paid Result. For clarity, Yahoo! will not request and Publisher will not share any personally identifiable information with Yahoo!. Additionally, Publisher will register all URLs and other source feed indicators in a manner designated from time to time by Yahoo!. The source feed indicators passed to Yahoo! with a Query shall match the registered source feed indicator associated with the URL from where the Query originated. Yahoo! shall determine, in its sole discretion, the number of source tags that Publisher may use on each Publisher’s Offering. The parties will cooperate in a commercially reasonable manner to minimize automated, fraudulent or lower quality traffic. Yahoo! will have no obligation to make payments in instances when Publisher has failed to utilize designated source feed indicators in a manner approved by Yahoo!. The ad serving and quality systems used by Yahoo! in connection with this Agreement shall determine the validity and quality of all traffic, as well as any discounting of traffic.

(m)           Confidentiality.  For the duration of the Term, the parties’ confidentiality obligations will be governed by the terms of the NDA, which is incorporated into this Agreement by reference.

(n)           Yahoo! Indemnification.  Yahoo! will indemnify, defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Publisher, which alleges that Yahoo!’s Paid Results infringe any valid trademark or copyright in the countries included in the Territory; provided that Publisher promptly notifies Yahoo! in writing of any such claim, promptly tenders the control of the defense and settlement of any such claim to Yahoo! (at Yahoo!’s expense and with Yahoo!’s choice of counsel), and cooperates fully with Yahoo! (at Yahoo!’s request and expense) in defending or settling such claim, including but not limited to, providing any information or materials necessary for Yahoo! to perform the foregoing. Notwithstanding the foregoing sentence, failure of Publisher to give Yahoo! notice of a claim will not affect Yahoo!’s indemnification obligations except to the extent that Yahoo! is materially and adversely prejudiced by such failure.  Yahoo! will not enter into any settlement or compromise of any such claim, which settlement or compromise would result in any liability to Publisher, without Publisher’s prior consent, which will not be

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unreasonably withheld.

(o)        Publisher Indemnification.  Publisher will indemnify, defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Yahoo!, which (a) alleges that Publisher’s Offerings infringe any valid trademark or copyright in the countries included in the Territory or (b) arises out of Publisher’s modification of the Links, Marks or Results in any way or the use of the Links, Marks or Results in violation of the Agreement; provided that Yahoo! promptly notifies Publisher in writing of any such claim, promptly tenders the control of the defense and settlement of any such claim to Publisher (at Publisher’s expense and with Publisher’s choice of counsel), and cooperates fully with Publisher (at Publisher’s request and expense) in defending or settling such claim, including but not limited to, providing any information or materials necessary for Publisher to perform the foregoing.  Notwithstanding the foregoing sentence, failure of Yahoo! to give Publisher notice of a claim will not affect Publisher’s indemnification obligations except to the extent that Publisher is materially and adversely prejudiced by such failure.  Publisher will not enter into any settlement or compromise of any such claim without Yahoo!’s prior consent, which will not be unreasonably withheld.

(p)          DISCLAIMER OF WARRANTIES.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, (A) YAHOO!  AND ITS LICENSORS ARE NOT RESPONSIBLE FOR ANY CONTENT PROVIDED HEREUNDER OR FOR ANY WEBSITES THAT CAN BE LINKED TO OR FROM THE RESULTS, (B) PUBLISHER ACKNOWLEDGES THAT THE PAID MARKETPLACES ARE CONTINUOUSLY CHANGING AND THAT YAHOO! RESERVES THE RIGHT TO UPDATE SUCH MARKETPLACES, PRODUCTS AND SERVICES, AND (C) YAHOO! AND ITS LICENSORS MAKE NO WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

(q)           LIMITATION OF LIABILITY.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, AND UNDER WHATEVER

CLAIM OR THEORY OF LIABILITY BROUGHT (INCLUDING, WITHOUT LIMITATION, UNDER ANY CONTRACT, NEGLIGENCE OR OTHER TORT THEORY OF LIABILITY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE  LAW, EACH PARTY’S AGGREGATE LIABILITY FOR DIRECT DAMAGES AND PAYMENT OF ANY INDEMNITY OBLIGATION UNDER THIS AGREEMENT (CUMULATIVELY) SHALL BE LIMITED TO THE GREATER OF (a) AMOUNTS PAID TO PUBLISHER DURING THE 12 MONTHS PRIOR TO THE TIME THAT THE CLAIM AROSE; OR (b) [CONFIDENTIAL TREATMENT REQUESTED] US.

NOTWITHSTANDING THE FOREGOING, THE ABOVE EXCLUSIONS AND LIMITATIONS OF LIABILITY WILL NOT APPLY TO: (i) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS; and (ii) AN INTENTIONAL BREACH BY PUBLISHER OF ITS EXCLUSIVITY OBLIGATIONS.

(r)           Abuse of Services.  Unless specifically allowed in this Agreement, none of the following will occur on or in connection with Publisher’s Offerings:

1.       Queries or clicks generated by any automated or fraudulent means;

2.       Queries or clicks on Results generated by misleading, manipulative, deceptive or incented means, including but not limited to: (i) blind links (where users do not know that they will be performing a Query or clicking on a Result); (ii) requiring a user to search or click to receive some other benefit, obtain some other result or perform another function (such as leaving a webpage or closing a window); (iii) pre-populating the Search Box; (iv) Publisher, its employees, contractors or agents clicking on the Results except in the course of normal individual use; or (v) offering a user any inducement of any kind to search or click on the Results;

3.       Unauthorized implementations, including: (i) use, display, syndication, sublicensing or delivery of the Links, Results or Marks anywhere other than on Publisher’s Offerings or in a manner that has not been approved by Yahoo! in writing; (ii) Links placed on or Queries from or after 404 or other error messages; (iii) Queries from, or displays of Results or Links within pop-over or pop-under windows, in or through a downloadable application, or in or through an email; or (iv) using a software application that is downloaded to users’ computers to drive traffic to any website on which Links or

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Results appear unless the application has been approved by Yahoo! in a written amendment to the Agreement signed by the parties;

4.       Sending Queries from users located within countries identified on the Office of Foreign Assets Control’s list of sanctioned countries, or masking the true user agent, referring URL, serveURL or IP address of a user; For clarity,

5.       when passing the serveURL to Yahoo!, Publisher must specify the full URL up to the Query argument list (which includes Internet protocol address, the host name, path (if any), and the webpage name).  The full URL up to the Query argument list and the corresponding webpage on which the Results appear must match the webpage that appears in the Advertiser referral logs and the user’s address bar;Adding, deleting or changing terms or characters of a Query by anyone other than the user;

6.       Display of anything (such as pop-up windows, expanding banners or buttons or any animation) that may obscure any portion of the Links or the Results or stripping, blocking, or filtering Results by any means or in any way preventing or inhibiting the display of Results in whole or in part;

7.       Sending Queries to, or otherwise accessing, market-specific search databases or product- specific paid marketplace databases except as approved by Yahoo!;

8.       Purchasing traffic with the intent of directing users to webpages where Paid Results are the most prominent page element;

9.       Installing any program on a user’s computer or replacing a user’s home page, without the user’s express and informed prior consent;

10       Redirecting users from one Publisher’s Offering to another Publisher’s Offering; or

11.       Overriding Yahoo!’s determination of the appropriate country or regional market from which to return Results.

Any search, impression, click or conversion generated in violation of this Section 18 shall not be counted for purposes of calculating any compensation owed to Publisher.

If any of the provisions of Section 18 above is violated, Yahoo! may immediately suspend services.  If Publisher fails to cure or prevent the noticed activity within 48 hours after Yahoo! informs Publisher of the violation or if Publisher fails to provide reasonable assurances that there will be no further violations, Yahoo! may terminate this Agreement immediately upon notice without liability to Publisher except for any compensation due to Publisher through the date of termination.  If the same provision of this Section 18 is violated more than once or two or more different provisions of this Section 18 are violated at any time during the Term, Yahoo! may terminate this Agreement immediately upon notice without providing opportunity to cure.

(s)           Breach/Bankruptcy.  Except where this Agreement provides otherwise, either party may terminate this Agreement if the other party fails to cure any material breach of this Agreement within10 days of notice thereof.  When Yahoo! is the non-breaching party, Yahoo! may suspend services, in whole or in part (including but not limited to, on a Territory, a Publisher’s Offering and/or an individual tag basis), to Publisher during the cure period if Yahoo! believes the suspension will prevent harm to Yahoo! or the Yahoo! network.  In addition, either party may suspend performance and/or terminate this Agreement if the other party makes any assignment for the benefit of creditors or files or has filed against it any petition under bankruptcy law.

(t)           Change of Control or Transfer of Assets.

(a)           Yahoo! may terminate this Agreement immediately without liability upon the existence of a Change of Control by Publisher.  Publisher agrees to notify Yahoo! of a Change of Control by Publisher within 10 business days of such Change of Control.  “Change of Control” means (i) a merger, consolidation or other reorganization to which Publisher is a party, if the individuals and entities who were stockholders (or partners or members or others that hold an ownership interest) of Publisher immediately prior to the effective date of the transaction have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of less than eighty percent (80%) of the total combined voting power for election of directors (or their equivalent) of the surviving entity following the effective date of the transaction, (ii) acquisition by any entity or group of direct or indirect beneficial ownership in the aggregate of then issued and outstanding securities (or other ownership interests) of Publisher in a single transaction or a series of transactions representing in the aggregate twenty percent (20%) or more of the total combined voting power of Publisher, or (iii) a sale of all or substantially all of Publisher’s assets.

(b)           Publisher will not assign or transfer any Publisher’s Offering to any entity wholly or partially owned by, controlled by or under common ownership or control with Publisher without requiring that entity to enter into one of the

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following, at Yahoo!’s request: (i) an amendment to this Agreement adding that entity as a party, or (ii) a separate agreement containing terms substantially similar to this Agreement.

(u)             Traffic Quality Shortfall.  If the traffic quality score for any Publisher’s Offering for any calendar month is less than [CONFIDENTIAL TREATMENT REQUESTED]% on the Traffic Quality Scale (where, for example, a [CONFIDENTIAL TREATMENT REQUESTED] on a scale of 1-10 is [CONFIDENTIAL TREATMENT REQUESTED]%), Yahoo! may notify Publisher of such traffic quality score.  Upon receiving such notice, Publisher will have 30 days to bring its traffic quality score above [CONFIDENTIAL TREATMENT REQUESTED]% on the Traffic Quality Scale.  If Publisher fails to bring its traffic quality score above [CONFIDENTIAL TREATMENT REQUESTED]% within the 30 day period or if Publisher’s traffic quality score slips below [CONFIDENTIAL TREATMENT REQUESTED]% again during the Term, Yahoo! may terminate this Agreement, in whole or in part (including but not limited to, on a Territory, a Publisher’s Offering and/or an individual tag basis), immediately upon notice.  Publisher acknowledges and agrees that Yahoo! may modify the method used to measure Publisher’s traffic quality from time to time in Yahoo!’s sole discretion; provided that, such method is applied consistently to all Yahoo! search marketing publishers.

(v)             Notice.  Notice will become effective when delivered: (a) by courier to the address in the SO (established by written verification of personal, certified or registered delivery by courier or postal service); or (b) by fax to the fax number in the SO (established by a transmission report and followed by a copy sent by courier or certified or registered mail).  All notices to Yahoo! Sarl must include a copy to: (a) 60 Anson Road, #13-01 Mapletree Anson, Singapore 079914; and (b) Fax: +65 6809 8001, Attn: General Counsel; and (b) 4th Floor, 125 Shaftesbury Avenue, London, WC2H 8AD, Fax: 44 (0) 207 131-1775, Attn: Legal.  The parties will notify each other of updated addresses and/or fax numbers.  If (and only if) a party has failed to furnish an accurate fax number, the other party may notify that party by electronic mail to that party’s primary contact (followed by a copy sent by courier or certified or registered mail).  Such email notice will become effective when sent, provided that the sender does not receive a response that the message could not be delivered or an out of office reply.

(w)             PR.  No party will issue a press release or other written public statement regarding this Agreement without the other party’s written approval, except that Yahoo! and any Yahoo! Related Party may communicate the general nature of this Agreement to Advertisers and may list Publisher as a Yahoo! publisher.  No cure period shall apply to a breach of this Section 23.

(x)           Assignment.  Yahoo! may assign, delegate, or otherwise transfer this Agreement, or the rights or obligations hereunder, in whole or in part, to any Yahoo! Related Party(ies).  This includes, without limitation, the obligation to make and/or the right to receive any payments under this Agreement.  Publisher may not assign any rights or duties under this Agreement without Yahoo!’s prior written consent.  Any assignment without Yahoo!’s prior written consent will be void.

(y)           Agreement.  Executed counterparts will each be deemed originals.  The parties can rely on fax copies of the signed Agreement as if they are originals.  Only a written instrument executed by the party expressly waiving compliance may waive any terms of this Agreement.  In the event Publisher does not include a date in its signature block in the SO, the Start Date of this Agreement will be the date included in Yahoo! Sarl’s signature block.  In the event of any discrepancy regarding the date included in Publisher’s signature block, the earlier date will control.  Each party represents and warrants that no statements or representations made by the other party, except as specifically recited in this  Agreement, have influenced, induced or caused the party to execute this Agreement, or were relied upon in entering into this Agreement.  This Agreement represents the entire agreement and understanding between the parties concerning the subject matter of the Agreement.  This Agreement is fully integrated and supersedes all prior negotiations and proposed agreements or understandings, if any, between the parties concerning the subject matter of this Agreement.  This Agreement is the product of negotiation and compromise and all prior discussions, negotiations and agreements are merged herein.  The parties acknowledge and agree that they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel.  Any amendments or modifications to this Agreement must be in writing and signed by an officer of each party.  If any part of this Agreement is invalid, the remainder shall remain in force and the invalid portion will be replaced with a valid provision coming closest to the parties’ intent and having like economic effect.  Each party will use commercially reasonable efforts to give the other party 20 days’ written notice of its intent to file this Agreement with the SEC or other regulatory agency and to consult with the other party for the purpose of incorporating reasonable proposed redactions.

(z)           Law and Venue.  This Agreement is governed by, and will be construed according to the laws of Singapore.  Except for the right of either

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party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm, all disputes, controversies or claims arising out of or relating to this Agreement, or the breach thereof, shall be settled by resorting to the dispute resolution provisions set forth in this Section.  Any dispute, controversy or claim arising out of or relating to this Agreement shall first be attempted to be resolved through friendly consultations.  If such dispute is not resolved through consultations within thirty (30) days after one party has delivered a written notice to the other party requesting the commencement of consultations, then either party may elect that any misunderstandings or disputes arising from this Agreement shall be decided by arbitration which shall be conducted, upon request by either party, in Singapore, before one (1) arbitrator designated by the Singapore International Arbitration Centre (the “SIAC”), in accordance with the procedures of the SIAC Rules of Arbitration. Any award by the arbitrator shall be in writing and shall specify the factual and legal basis for the award and shall be signed by the arbitrator.  The parties further agree that the arbitrator will decide which party must bear the expenses of the arbitration proceedings.  Such proceedings shall be conducted in the English language.

(aa)           Insurance.  Publisher will obtain and keep in effect at all times while this Agreement is in effect and for [three (3) years] thereafter, at Publisher’s expense, insurance coverage as follows (i) comprehensive general liability insurance, on an occurrence policy form, with policy limits equal to or greater than US $[CONFIDENTIAL TREATMENT REQUESTED] per occurrence (combined single limit) and US $[CONFIDENTIAL TREATMENT REQUESTED] in the aggregate, covering operations by or on behalf of Publisher, including coverage for: (a) premises and operations, (b) products and completed operations, (c) broad-form contractual liability, (d) broad-form property damage (including completed operations), and (e) personal injury liability/advertising injury.  Yahoo! shall be named as an additional insured under Publisher’s policies for comprehensive general liability insurance.  Publisher or its insurance carrier(s) will provide Yahoo! with thirty (30) days written notice prior to cancellation or intent not to renew any insurance coverage(s) required to be maintained by the Agreement.  A Certificate of Insurance evidencing the required coverage and limits of liability must be furnished to Yahoo! no later than 10 days after the Start Date, and at such other times as requested by Yahoo!.  Yahoo! may provide specific requirements for the form of policy and may reject in its sole discretion any form of policy which it deems unsuitable.  All insurance policies will be written by financially viable companies rated by A. M. Best as A-VII or better and duly licensed and authorized to do business in the state, province or territory in which Publisher is located.  Policy deductibles shall not be more than US $[CONFIDENTIAL TREATMENT REQUESTED], and Publisher will notify Yahoo! of the amount of any applicable deductibles.  Compliance with this Section in no way limits Publisher’s indemnity obligations, except to the extent that Publisher’s insurance company actually pays Yahoo! amounts which Publisher would otherwise pay to Yahoo!.  Publisher agrees to indemnify and hold Yahoo! harmless for covered losses and/or occurrences that fall within any applicable deductible.

(bb)           Expiration/Termination.  When this Agreement expires or is terminated: (a) all rights and licenses will terminate immediately and Publisher will immediately cease using the Links, Results and Marks; (b) Sections 9, 12-17, 22, 23, 25-28 and 30 of these Terms and Conditions will survive; and (c) Publisher will promptly refund to Yahoo! any unearned portion of any payment

(cc)           Misc.  In the event of a conflict between the terms of the SO and Attachments A and B, the terms of the SO and Attachment A will govern.  Further, in the event of a conflict between the terms of the SO and Attachment A, the terms of the SO will govern.  A party will not be liable for failing to perform because of strikes, riots, natural disasters, internet outages, terrorism, government action, or any other cause beyond the party’s reasonable control.  The parties are independent contractors, not agents, partners, employees or joint venturers.

(dd)           Definitions.

Above the Fold:  visible without scrolling down, right or left, at a screen resolution of 1024x768.

Ad Code:  the JavaScript or other code that initiates a Query when a user goes to an Ad Page.

Advertiser:  any entity providing advertising content to paid marketplace databases for display as Paid Results.

Advertiser Landing Page:  the landing page of the Advertiser associated with a Paid Result.

Agreement:  see preamble in the Terms and Conditions.

Algorithmic Listings:  any response to a search query, keyword or other request served from an index or indexes of data related to webpages generated, in whole or in part, by the application of an algorithmic search engine.

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Domain Match Links: as defined in the Domain Match Attachment, where applicable.

Domain Match Results: as defined in the Domain Match Attachment, where applicable.

Hyperlinks:  words that are displayed in the form of hyperlinks, that generate a Query when clicked on or used by a user.

Hyperlink Results:  the content of Advertisers served from paid marketplace databases in the Territory in response to a Query generated by a Hyperlink, provided for display as sponsored listings.  Hyperlink Results do not include Web Search Results.

Links:  Search Box, Hyperlinks, Ad Code and Domain Match Links, to the extent included in this Agreement.

Marks:  any Yahoo! trademark shown in the mockups.

Matched Ads:  the content of Advertisers served from paid marketplace databases in the Territory in response to a Query generated from the Ad Code.

Max Queries: Queries per second in excess of [CONFIDENTIAL TREATMENT REQUESTED]% of the average number of Queries per second sent by Publisher during the previous calendar year (even if the first calendar quarter after the Start Date is a partial one), as measured separately for Queries for each of Paid Search Results, Matched Ads, Domain Match Results, and Hyperlink Results.

Named Companies:  [CONFIDENTIAL TREATMENT REQUESTED], and all of their subsidiaries and affiliates.  Yahoo! may designate additional entities as Named Companies in writing during the Term.

Paid Results:  Paid Search Results, Domain Match Results, Hyperlink Results and/or Matched Ads.

Paid Search Results:  the content of Advertisers served from paid marketplace databases in the Territory in response to a Query generated through a Search Box, provided for display as sponsored listings.  Paid Search Results do not include Web Search Results.

Publisher Content:  all content residing on Publisher’s Offerings, including third party content,

but excluding the Links, Results and Marks.

Publisher’s Offerings:  any Sites, Syndicated Sites, Mapped Domains, and Applications identified in the SO and any Attachments.

Query:  a search query initiated from the Search Box or a Hyperlink, or a request for Matched Ads initiated by the Ad Code on an Ad Page.

Results:  Paid Search Results, Hyperlink Results, Domain Match Results, Web Search Results and/or Matched Ads, to the extent included in this Agreement and as appropriate to the context.

Search Box:  a graphical area in which a user can enter a Query.

SO:  the Service Order

Term:  the period between the Start Date and the End Date, plus any renewal periods, unless terminated earlier as provided in this Agreement.

Territory:  the following countries or regions where Yahoo! has a paid marketplace: Southeast Asia (which as of the Start Date includes Singapore, Thailand, Vietnam, Philippines, Indonesia, Malaysia and the aforementioned countries or regions may be updated by Yahoo! from time to time during the Term.

Traffic Quality Scale:  the scale used by Yahoo! to measure traffic quality in a manner consistent among all Yahoo! search marketing publishers.

Web Search Results:  the responses served from Web search databases ranked by an algorithm designed to determine relevance.

Yahoo! Related Party:   at any time during the Term, Yahoo! Inc., and any joint venture of Yahoo! Inc., and any entity that directly or indirectly controls, is controlled by, or is under common control with Yahoo! Inc., where “control” means the ownership of, or the power to vote, at least twenty percent (20%) of the voting stock, shares or interests of such entity.  In the event of an assignment of all or part of this Agreement to a Yahoo! Related Party, the term “Yahoo!” used in this Agreement shall be deemed to refer exclusively to the Yahoo! Related Party as a party to this Agreement, to the extent of the assignment (as to both the Yahoo! Related Party’s responsibilities and rights).

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ATTACHMENT A - TRADEMARK LICENSE ATTACHMENT

1.
License to Marks.  During the Term and subject to Publisher’s compliance with this Agreement, Yahoo! grants to Publisher a limited, non- exclusive, non-assignable, non-transferable, non-sublicensable (unless explicitly provided for under this Agreement), royalty-free license to display any Marks shown in the mockups, solely for purposes contemplated in this Agreement.

engage in any action that may dilute, diminish, or otherwise damage Yahoo!’s or its licensors’ rights and goodwill in the Marks.  If Publisher engages in any action that Yahoo! determines, in its sole discretion, disparages or devalues the Marks or Yahoo!’s or its licensors’ reputation or goodwill in the Marks, Yahoo! may terminate this Agreement or any license granted herein immediately upon notice.

2.	Conditions of License. Publisher may display the Marks solely as described in this Agreement. Publisher may not alter any of the Marks.	5.
Trademark Guidelines.  Publisher will abide by the attached trademark quality control guidelines.  If Yahoo! provides any updated guidelines during the Term, Publisher will comply with the updated guidelines within a reasonable period of time.  Updates to the guidelines will generally address graphical and technical aspects of the Marks (such as color).

3.
No Assertions as to Marks.  Publisher will not (a) assert any trademark or other intellectual property or proprietary right in the Marks or in any element, derivation, adaptation, variation or name thereof; (b) contest the validity of any of the Marks; (c) contest Yahoo!’s or its licensors’ ownership of any of the Marks; or (d) in any jurisdiction, adopt, use, register, or apply for registration of, whether as a corporate name, trademark, service mark or other indication of origin, or as a domain name, any Marks, or any word, symbol or device, or any combination confusingly similar to, or which includes, any of the Marks.
		6.
Ownership of Marks. As between Yahoo! and Publisher, all right, title and interest in the Marks are exclusively owned by Yahoo!, its licensors and/or its Advertisers.  Yahoo! grants no rights to the Marks except for the limited license granted above.  Yahoo! reserves any rights not expressly granted and disclaims all implied licenses.

	Goodwill in Marks. As between Yahoo! and Publisher, any goodwill resulting from Publisher’s use of any Marks will inure to the benefit of Yahoo! and/or its licensors and will automatically vest in Yahoo! and/or its licensors upon use by Publisher. Publisher will not	7.
Misc.  If there is any conflict between this Trademark License Attachment and any other provision of the Agreement, the terms of this Trademark License Attachment will govern as to Publisher’s use of the Marks.

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General Guidelines for Use of the Yahoo! Search Brand by Yahoo! Partners

[CONFIDENTIAL TREATMENT REQUESTED]

Copyright Yahoo! Inc. All rights reserved. This document is YAHOO! CONFIDENTIAL.

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YAHOO! PUBLISHER NETWORK CONTRACT # [1-300568711

ATTACHMENT B - SYNDICATION ATTACHMENT

1.	Definitions.		mockups of the proposed implementation, and any other information Yahoo! requests.

(a)
“Syndication Affiliate” means a third party approved by Yahoo! (i) to or for whom Publisher sublicenses, distributes, or provides access to Links and/or Results; (ii) on whose behalf Publisher hosts or display Links and/or Results; or (iii) with whom Publisher shares the Paid Results payments that Publisher receives from Yahoo! under this Agreement.

Yahoo! will provide Publisher with a written acceptance or rejection of each proposal after receipt of the information described above.  Yahoo! may reject any proposed Syndication Affiliate and any proposed Syndicated Site for any reason or no reason, in its sole discretion.

(b)	“Syndicated Site” means the Syndication Affiliate websites that Yahoo! approves in writing. Additional or successor sites owned or operated by approved Syndication Affiliates must each be individually approved by Yahoo! for sublicensing.	4.	Required Terms. Publisher’s written agreement with each Syndication Affiliate will include the following:

2.	Links and Results. Publisher may sublicense the following Links and Results to Syndicated Sites (“Syndication Right”):	(a)	Yahoo! will be identified as a third party beneficiary of Publisher’s agreement with the Affiliate, entitled to enforce the provisions of that agreement as they pertain to Yahoo!;

	☒ Search Box: Paid Search Results	(b)	An expiration date for the sublicensing of Links and Results that is no later than the end of the Term;

	☒ Search Box: Web Search Results	(c)	Implementation requirements and mockups that are substantially identical to those in Attachment A;

3.
Approval. Publisher must complete the Syndication Partner Approval Form (“SPAF”) for each Syndication Affiliate and each Syndicated Site and must obtain Yahoo!’s written approval of each Syndication Affiliate and each Syndicated Site.  Publisher will not sublicense, display, host or otherwise provide Links or Results to or for any Syndication Affiliate or any Syndicated Site that has not been approved by Yahoo! in writing or for which Yahoo! has terminated its approval.  So long as Yahoo! has not provided Publisher with a notice of a traffic quality shortfall for the existing Syndication Affiliates and Syndicated Sites under Section 21 (Traffic Quality Shortfall) of the Terms and Conditions within the most recent 6 months, Publisher may request approval of new Syndication Affiliates and Syndicated Sites by submitting a written proposal containing at least the following:
(d) (e)
The Syndication Affiliate’s explicit agreement that (i) the Syndication Affiliate will not assign any right to, or further sublicense, the Links or Results provided by Publisher; (ii) the Syndicated Sites are subject to exclusivity terms that are substantially identical to those in Section 8 (Exclusivity) of the Terms and Conditions; and (iii) the Syndication Affiliate will not commit any act listed in Section 18 (Abuse of Services) of the Terms and Conditions; and

The Syndication Affiliate’s acknowledgement that Yahoo! may terminate Publisher’s ability to sublicense to Affiliate on 24 hours’ notice, for any reason or no reason.

(a)
Syndication Affiliates: the Syndication Affiliate’s full legal name, contact information, a list of all websites that the Syndication Affiliate wholly- owns, majority-owns, controls and/or operates, a high level description of Publisher’s arrangement with the Syndication Affiliate and any other information Yahoo! requests.

Publisher and the Syndication Affiliate will not modify their agreement as it pertains to Yahoo! without Yahoo!’s prior written consent.  Publisher will require the Syndication Affiliate to sign a written letter acknowledging each term above and will provide a copy of the letter to Yahoo! before Yahoo!’s approval of the Syndication Affiliate will take effect.

(b)	Syndicated Sites: the percentage of searches originating from outside the United States,	5.	Publisher’s Additional Obligations.
		(a)	Publisher’s exclusivity obligations in Section 8 (Exclusivity) of the Terms and Conditions shall apply to Publisher’s sublicensing of Links and

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Results for actual and potential Affiliates.  Unless Yahoo! consents in writing, Publisher will not permit Syndication Affiliates to host pages containing Links or Results.  If Yahoo! agrees to allow an Affiliate to host pages containing Links and/or Results, Publisher will require the Syndication Affiliate to meet all of Publisher’s obligations under this Agreement with respect to the use and display of Links and Results.
		(a)
Gross Revenue generated by Syndicated Sites will be treated in the same manner as the other Gross Revenue earned under this Agreement.  Yahoo! will make no compensation directly to any Syndication Affiliate and will have no responsibility for Publisher’s pricing or payment to Syndication Affiliates.

(b)	Publisher will ensure that Results are not provided to any entity other than the Syndication Affiliate that owns the Syndicated Site, and are not sublicensed or distributed beyond the Syndicated Site.	(b)
Publisher’s or Syndication Affiliate’s violation of any requirements in this Syndication Attachment (including requirements incorporated by reference) shall result in a charge of [CONFIDENTIAL TREATMENT REQUESTED]% of the Gross Revenue generated through the Syndicated Sites per violation for each month in which Publisher or the Syndication Affiliate is not compliant, which fee helps to cover Yahoo!’s costs in monitoring and administering its sublicensing policies.  Yahoo! may deduct this charge from its payment(s) to Publisher.  This charge shall be in addition to any other remedy available to Yahoo! under this Agreement or at law.

(c)
Publisher will ensure that the Syndication Affiliate complies with the provisions of its agreement with Publisher and with this Agreement.  For clarity, the parties agree that all of Yahoo!’s rights and Publisher’s obligations under this Agreement apply to Syndicated Sites.
		(c)
If Publisher generates any revenue while Publisher or a Syndication Affiliate is in violation of any requirement of this Syndication Attachment, Yahoo! reserves the right to exclude the revenue attributable to such violation from its calculation of any amounts owed to Publisher.

(d)	Publisher will maintain the technical ability to immediately suspend its provision of Links and Results for individual Syndication Affiliates and individual Syndicated Sites.	7.	No Restrictions. Nothing in this Agreement will prevent Yahoo! from marketing or providing any product or service directly or indirectly to any prospective or approved Syndication Affiliate.

(e)	Publisher will provide Yahoo! with a list of Internet Protocol addresses of its own servers and Syndication Affiliates’ servers used to send Queries to Yahoo! (“Recognized Servers”) and promptly notify Yahoo! in writing of any changes or additions to such list. Yahoo! will have no obligation to make payment to Publisher with respect to Queries from servers that are not Recognized Servers.	8.
Audit.  Yahoo! may audit Publisher for compliance with this Syndication Attachment once in each 6 month period during the Term and once during the 90 day period following expiration or termination of this Agreement.  Each audit will apply to the prior 6 months.  The audit may be conducted by Yahoo! or by an independent third party auditor reasonably acceptable to Publisher, at Yahoo!’s own expense.  The audit will be conducted at a mutually agreed time during normal business hours.  The third party auditor will be bound to confidentiality obligations substantially similar to the confidentiality obligations in this Agreement, and the results of the audit and all information reviewed during such audit will be deemed Publisher’s confidential information.  The auditor may review only those records that are reasonably necessary to determine Publisher’s compliance with this Syndication Attachment.

(f)	Publisher will provide Yahoo! with a written report of all current Syndication Affiliates and Syndicated Sites upon Yahoo!’s request.	9.	Suspension and Termination.

(g)
Publisher will implement separate source feed indicators for each Syndication Affiliate and each implementation prior to launch of services, in addition to any other source feed indicators required by Yahoo! during the Term.

(h)
Publisher will immediately notify Yahoo! of any Affiliate’s failure to comply with any of the requirements in this Syndication Attachment and immediately terminate any Syndication Affiliate that sublicenses or distributes any Links or Results beyond the Syndicated Sites.

6.	Compensation.

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(a)	If a Syndication Affiliate or Publisher, with respect to that specific Syndication Affiliate, fails to comply with any requirement hereunder, Yahoo! may do one or more of the following:			Publisher, then Yahoo! may terminate this Agreement without any cure period.

	(i)	Suspend provision of Results in response to Queries from the Syndication Affiliate until the Syndication Affiliate becomes compliant;	(d)
In addition to the foregoing, Yahoo! may terminate the approved status of any Syndication Affiliate and/or any or all Syndicated Site(s) for any or no reason, on 24 hours’ notice to Publisher.  Within 24 hours of receiving such notice, Publisher will stop sending Yahoo! any Query from the Syndication Affiliate and/or Syndicated Site(s).

	(ii)	Require Publisher to stop sending Queries to Yahoo! from Publisher or the Syndication Affiliate until the Syndication Affiliate becomes compliant;	10.	Indemnity.

	(iii)	Suspend provision of some or all Results to Publisher until the Syndication Affiliate becomes compliant or is terminated by Publisher; and/or	(a)	Claims by Syndication Affiliates against Publisher will not constitute third party claims covered by Yahoo!’s indemnity obligations in Section 14 (Yahoo! Indemnification) of the Terms and Conditions.

	(iv)	Terminate the Syndication Affiliate’s approved status immediately upon notice without any cure period.	(b)
Without limiting Publisher’s other indemnification obligations under this Agreement, Publisher will (i) indemnify, defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Yahoo!, any Yahoo! Related Party and any Advertiser, arising out of or related to any Syndicated Site and/or any Syndication Affiliate; and (ii) reimburse Yahoo! for any reasonable payment made to its Advertisers in settlement of costs, attorneys fees and damages incurred by such Advertisers in connection with bona fide, non-frivolous investigations or claims against such Advertisers, resulting from any Syndicated Site or the actions or inactions of any Syndication Affiliate, even if no formal claim has been brought against Yahoo! or its Advertisers or tendered pursuant to the procedure set forth above. The limitation of liability described in Section 17 (Limitation of Liability) of the Terms and Conditions shall not apply to any amounts owed by Publisher under this Section.

(b)
Yahoo! may terminate Publisher’s Syndication Right, subject to a 24 hour cure period, if Publisher or a Syndication Affiliate fails to comply with any requirement hereunder; provided that, if there has (i) been a previous instance of non-compliance by any Syndication Affiliate or by Publisher or (ii) if Links and/or Results are provided, sublicensed or distributed to any rejected or terminated Syndication Affiliates or Syndicated Sites, then Yahoo! may terminate Publisher’s Syndication Right without any cure period.  In addition, Yahoo! may suspend Publisher’s Syndication Right in the event of any noncompliance with any requirement hereunder.
11.
Misc.  In the event of a conflict between the terms of this Syndication Attachment and any other provision of the Agreement, the terms of this Syndication Attachment will govern as to the sublicensing of Links and Results.

(c)
Yahoo! may terminate this Agreement, subject to a 24 hour cure period, if Publisher or an Affiliate fails to comply with any requirement hereunder; provided that, if (i) there have been 2 previous instances of non-compliance by any Syndication Affiliate, or (ii) there has been a previous instance of non-compliance by

Yahoo! Confidential